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Prospectus Supplement                    Rule 424(b), Registration No. 333-68015

                              HENRY SCHEIN, INC.

                            ----------------------

                       1,059,011 SHARES OF COMMON STOCK

                               ($0.01 Par Value)

                            ----------------------


         This Prospectus Supplement supplements the Prospectus dated December 17, 1998 (the "Prospectus") relating to the proposed sales of up to 1,059,011 shares of the common stock, $0.01 par value (the "Common Stock"), of Henry Schein, Inc. (the "Company"). Capitalized terms used herein and not otherwise defined have the meanings assigned in the Prospectus. Of the 1,059,011 Offered Shares originally Offered pursuant to the Prospectus, none have been sold.

         The Selling Stockholder table is being amended so as to read, in its entirety as follows:

                             SELLING STOCKHOLDERS

         The following table lists the names and business addresses of each Selling Stockholder, the number of shares of Common Stock beneficially owned by each Selling Stockholder as of December 30, 1998, and the number of Offered Shares being offered by each Stockholder. Except as noted below, each Selling Stockholder in the table has sole voting and investment power as to the Offered Shares shown as being owned by such person.

                            ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
               UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ----------------------

               The date of this Supplement is December 30, 1998

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
                                           Number of Shares                             Number of Shares
                                            Beneficially          Number of Shares     to be Beneficially
    Name and Address                   Owned Prior to Offering        Offered         Owned After Offering
    ----------------                   -----------------------        -------         --------------------
                                         Number       Percent                          Number      Percent
                                         ------       -------                          ------      -------


Edward M. Meer (1)                       961,481        2.5%         281,667           679,814      1.7%
1878 Pineridge Court
Bloomfield Hills, MI 48302

Brian D. Meer (1)                        569,972        1.5%         200,000           369,972        *
3020 Middlebelt Road
West Bloomfield, MI 48323

Robert D. Meer (1)                       359,831          *          130,000           229,831        *
15060 Burton
Oak Park, MI 48237

Jeffrey A. Meer (1)                        7,901          *            7,901                 0        0
5453 Claridge
West Bloomfield, MI 48322

Norma Handelsman (1)                     137,193          *           35,000           102,193        *
1343 Forest Bay Drive
Waterford, MI 48328

Herbert Handelsman (1)                    79,853          *           25,000            54,853        *
1343 Forest Bay Drive
Waterford, MI 48328

Tedd Handelsman (1)                      170,951          *          115,000            55,951        *
24954 Arcadia
Novi, MI 48374

Amy Molnar                               198,951          *          100,000            98,951        *
3367 Fox Woods Court
West Bloomfield, MI 48324

John Eric Handelsman                      14,859          *           14,859                 0        0
1343 Forest Bay Drive
Waterford, MI 48328

Walter Weems (2)                         121,000          *          108,901            12,099        *
6770 Oakhall Ln
Suite 121
Columbia, Maryland 21045

Kerry B. Wolfe                             7,350          *            7,350                 0        0
20 North Wacker, Suite 3550
Chicago, Illinois 60606

Meer Family Foundation(3)                  6,667          *            6,667                 0        0
15060 Burton
Oak Park, MI 48237

United Jewish Foundation                  21,666          *           21,666                 0        0
6735 Telegraph Road
P.O. Box 2030
Bloomfield Hills, MI 48303-2030

Fidelity Investments                       5,000          *            5,000                 0        0
Charitable Gift Fund
82 Devonshire Street, F1A
Boston, MA 02109


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*   Denotes less than 1%.

(1) Represents shares which such shareholder holds in trust for his or her family members and/or charities for which such stockholder is trustee.

(2)      Represents shares which such shareholder holds through Columbia
         Medical, Inc.

(3) Represents shares which such shareholder received as a gift from Robert D. Meer, Trustee of the Robert D. Meer Revocable Living Trust dated August 20, 1991, a selling stockholder.

(4) Represents shares which such shareholder received as gifts of 3,333 shares and 18,333 shares from Robert D. Meer, Trustee of the Robert
         D. Meer Revocable Living Trust dated August 20, 1991 and Edward M. Meer, Trustee of the Edward M. Meer Revocable Living Trust dated November 17, 1972 (the "Trustee"), respectively. Both of the Trustees of the Trusts are selling Stockholders.

(5) Represents shares which such shareholder received as a gift from Herbert B. Handelsman, Trustee of the Herbert B. Handeslman Revocable Living Trust dated December 18, 1993, a selling stockholder.

            The Selling Shareholders intend to offer and sell the Offered Shares as described in the Prospectus under the caption "PLAN OF DISTRIBUTION".